Exhibit 10.5

DATED MARCH 6, 2020

GAN LIMITED

(as Borrower)

and

DERMOT F SMURFIT AND DERMOT S SMURFIT

(as Original Lenders)

Facility Agreement

MEMERY CRYSTAL LLP

165, FLEET STREET

LONDON

EC4A 2DY

Ref: 9753966

This agreement is dated March 6, 2020

Parties

(1)	GAN LIMITED incorporated in Bermuda as a exempted company limited by shares in Bermuda with company number 55183 whose registered office is at Park Place, 55 Par la Ville Road, Third Floor, Hamilton, HM11, Bermuda (Borrower)

(2)	DERMOT F SMURFIT of 6 Scarsdale Villas, London W8 6PR, London, United Kingdom and DERMOT S SMURFIT of 31597 Table Rock Drive, Laguna Beach, CA 92651 United States (each an Original Lender and together the Original Lenders)

BACKGROUND

(A)	The Original Lenders have agreed to provide the Borrower with an unsecured term loan facility of £2,000,000 on and subject to the terms of this agreement.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

The following definitions apply in this agreement.

Affiliate: in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

Assignment Agreement: means an agreement in the form agreed between the relevant assignor and assignee.

Available Commitment: means a Lender’s Commitment minus:

a)	the amount of its participation in any outstanding Loans; and

b)	in relation to any proposed Drawdown, the amount of its participation in any Loan that is due to be made on or before the proposed Drawdown Date.

Available Facility: the aggregate for the time being of each Lender’s Available Commitment.

Availability Period: the period from and including the date of this agreement to and including the date that is six (6) months after the date of this agreement.

Business Day: a day other than a Saturday, Sunday or a public holiday in England when banks in London are open for business.

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Commitment: means:

a)	in relation to an Original Lender, the amount set out opposite its name under the heading “Commitment” in Schedule 1 and the amount of any other Commitment transferred to it under this agreement; and

b)	in relation to any other Lender who executes an Assignment Agreement or a Transfer Certificate, the amount of any Commitment transferred to it under this agreement; and

c)	in relation to a Lender who executes a Transfer Certificate or Assignment Agreement, the amount of the Commitment specified in that Transfer Certificate or Assignment Agreement; but in each case to the extent not cancelled, reduced or transferred by it under this agreement.

Company: GAN Plc, a company incorporated and registered in England and Wales with registered number 03883658 and having its registered office at 2nd Floor Axe And Bottle Court, Newcomen Street, London, England, SE1 1YT.

Confidential Information: all information relating to the Borrower, the Finance Documents or the Facility of which a Lender becomes aware in its capacity as Lender, which is received by a Lender from the Borrower (or any of the Borrower’s advisers) in whatever form, but excluding any information:

a)	that is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 19;

b)	is identified in writing by the Borrower (or any of the Borrower’s advisers) at the time of delivery as non-confidential; or

c)	is known to the Lender before it is disclosed to the Lender by the Borrower (or any of the Borrower’s advisers) or is lawfully obtained by the Lender from another source, in either case, through no breach of confidentiality of which the Lender is or becomes aware.

Confidentiality Undertaking: a confidentiality undertaking in the form agreed by the Borrower and the relevant Lender wishing to distribute Confidential Information.

Change of Control: means any person or group of persons acting in concert gains direct or indirect control of the Borrower, provided that no such Change of Control shall be deemed to have occurred in the event that the Change of Control arises as a consequence of an issue of shares or fundraising by the Borrower as contemplated by and/or as required pursuant to the Scheme of Arrangement. For the purposes of this definition:

“Control” of the Borrower shall mean:

a)	the power (whether by any ownership of shares, proxy contract agency or otherwise) to directly or indirectly:

(i)	cast, or control the casting of 50% or more of the votes that might be cast at a general meeting of the Borrower; and

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(ii)	appoint or remove a majority of the directors or other equivalent officers of the Borrower; and

(iii)	give directions with respect to the operations of the Borrower and its financial policies; or

b)	the holding (directly or indirectly) of 50% or more of the issued share capital of the Borrower; and

“acting in concert” shall mean, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower.

Default: any event or circumstance specified in clause 17.1 to clause 17.11 which would, on the giving of notice, expiry of any grace period, making of any determination under the Finance Documents or satisfaction of any other condition (or any combination thereof), become an Event of Default.

Disruption Event: either or both of:

a)	an event (not caused by, and outside the control of, a party) that materially disrupts the systems for payment or communication or the financial markets needed, in each case, to enable either payment to be made or transactions to be carried out under the Finance Documents; or

b)	any other event (not caused by, and outside the control of, the party whose operations are disrupted), that results in disruption (of a technical or systems-related nature) to the treasury or payments operations of a party and which prevents either or both parties from (i) performing its payment obligations under the Finance Documents, or (ii) communicating with the other party as required by the terms of the Finance Documents.

Drawdown Date: the date on which a Loan is made, or is to be made.

Drawdown Request: a drawdown request, substantially in the form set out in Schedule 3.

Event of Default: any event or circumstance listed in clause 17.1 to clause 17.11.

Facility: the term loan facility made available under this agreement.

Finance Document: this agreement, any Drawdown Request, and any other document designated as such by the all of the Lenders from time to time and the Borrower.

Financial Indebtedness: with respect to the Borrower, any obligation of the Borrower to pay or repay money, whether incurred as principal or as surety, present or future, actual or contingent, or sole or joint (other than the indebtedness arising out of the Finance Documents).

Interest Payment Date: the last day of an Interest Period.

Interest Period: for any Loan, the period determined in accordance with clause 6 and, for any Unpaid Amount, the period determined in accordance with clause 7.1.

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Legal Reservations: any general principles of law limiting the obligations of the Borrower.

Lenders: means each Original Lender and any other person that becomes a Lender in accordance with clause 18.

Loan: a loan made or to be made by the Lenders to the Borrower under this agreement or the principal amount outstanding for the time being of that loan.

Material Adverse Effect: any event or circumstance which, in the reasonable opinion of all of the Lenders from time to time:

a)	is likely to materially and adversely affect the Borrower’s ability to perform or otherwise comply with all or any of its material obligations under the Finance Documents;

b)	is likely to materially and adversely affect the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or

c)	is likely to result in any Finance Document not being legal, valid and binding on, and enforceable in accordance with its terms against, the Borrower.

Repayment Date: the date that is 12 months following the date of this agreement.

Scheme Document: the scheme circular to be circulated by the Company to its shareholders on or about the 13th March 2020.

Scheme of Arrangement: the scheme of arrangement to be carried out in relation to the Company substantially in accordance with the terms of the document attached hereto at Schedule 4 and completed on or about the date of this agreement.

Security: any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, assignment by way of security or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Sterling and £: the lawful currency of the United Kingdom.

Tax: any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these).

Tax Credit: a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction: a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.

Tax Payment: either the increase in a payment the Borrower makes to a Lender under clause 11.1 or a payment under clause 11.2.

Transfer Certificate: means a certificate substantially in a form agreed between a Transferring Lender (as defined in clause 18.3) and the Borrower.

UK GAAP: UK accounting standards issued by the Financial Reporting Council and specifically FRS 102.

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Unpaid Amount: any sum or amount which is not paid on its due date by the Borrower under this agreement or any other Finance Document.

VAT: value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Interpretation

In this agreement:

(a)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(b)	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

(c)	a reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee) by way of security or in connection with the taking of security, or (b) its nominee. In the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, section 1159 of the Companies Act 2006 shall be amended so that: (a) references in sections 1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (b) the reference in section 1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

(d)	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

(e)	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

(f)	a reference to a party shall include that party’s successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors, permitted assigns and permitted transferees;

(g)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision;

(h)	a reference to a time of day is to London time;

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(i)	a reference to writing or written includes fax and email;

(j)	an obligation on a party not to do something includes an obligation not to allow that thing to be done;

(k)	a reference to a Finance Document (or any provision of it) or to any other agreement or document referred to in any Finance Document is a reference to the Finance Document, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

(l)	unless the context otherwise requires, a reference to a clause or Schedule is to a clause of, or Schedule to, this agreement and a reference to a paragraph is to a paragraph of the relevant Schedule;

(m)	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(n)	a reference to directly or indirectly means (without limitation) either alone or jointly with any other person, whether on his own account or in partnership with another (or others) as the holder of any interest in or as officer, employee or agent of or consultant to any other person;

(o)	a reference to a document in agreed form is to that document in the form agreed by the Lenders and the Borrower and initialled by or on their behalf for identification;

(p)	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

(q)	a reference to assets includes present and future properties, undertakings, revenues, rights and benefits of every description;

(r)	a reference to an authorisation includes an approval, authorisation, consent, exemption, filing, licence, notarisation, registration and resolution;

(s)	a reference to a certified copy of a document means a copy certified to be a true, complete and up-to-date copy of the original document, in writing and signed by a director or the secretary of the party delivering the document;

(t)	a reference to continuing in relation to an Event of Default means an Event of Default that has not been remedied or waived;

(u)	a reference to determines or determined means, unless the contrary is indicated, a determination made at the discretion of the person making it;

(v)	a reference to a disposal of any asset, undertaking or business includes a sale, lease, licence, transfer, loan or other disposal by a person of that asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

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(w)	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

(x)	any accounting terms that are not specifically defined in this agreement shall be construed in accordance with UK GAAP.

1.3	Schedules

The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

2.	The Facility

2.1	The Facility

The Lenders grant to the Borrower an unsecured Sterling term loan facility of a total principal amount not exceeding £2,000,000 on the terms, and subject to the conditions, of this agreement.

2.2	Lenders’ rights and obligations

(a)	The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Lender is responsible for the obligations of any other Lender under the Finance Documents.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to separately enforce its rights.

3.	Purpose

3.1	Purpose

The Borrower shall use all monies borrowed by it under this agreement for financing the acquisition of the issued share capital of the Company pursuant to and in accordance with the Scheme of Arrangement and paying fees and costs incurred in association therewith.

3.2	Monitoring

The Lenders are not obliged to monitor or verify how any amount borrowed under this agreement is used.

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4.	Conditions precedent

4.1	Initial conditions precedent

The Borrower may not deliver a Drawdown Request unless all of the Lenders have received all the documents and evidence specified in Schedule 2 in form and substance satisfactory to all of the Lenders. The Lenders shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The obligation of the Lenders to make a Loan is subject to the further conditions precedent that, on both the date of the Drawdown Request and the Drawdown Date:

(a)	the representations and warranties in clause 15 (other than clause 15.9(a)) are true and correct in all material respects and will be true and correct in all material respects immediately after the Lenders have made the proposed Loan; and

(b)	no Event of Default or Default is continuing or would result from the making of the proposed Loan.

4.3	Waiver

The conditions specified in this clause 4 are inserted solely for the benefit of the Lenders. The Lenders may waive them, in whole or in part and with or without conditions, without prejudicing the right of the Lenders to require subsequent fulfilment of such conditions.

5.	Drawdown

5.1	Maximum number of Loans

The Borrower may utilise the Facility during the Availability Period in not more than two (2) Loans.

5.2	Delivery of a Drawdown Request

The Borrower may request a Loan by delivering a completed Drawdown Request to the Lenders by not later than 10.00 a.m. on the day that is three Business Days before the proposed Drawdown Date (or such shorter time as may be agreed by the parties).

5.3	Completion of a Drawdown Request

A Drawdown Request:

(a)	may only specify a single Loan;

(b)	shall only be regarded as having been completed if:

(i)	the requested Drawdown Date is a Business Day before the end of the Availability Period;

(ii)	the Loan requested is for an amount that is less than or equal to the Available Facility; and

(iii)	the proposed Interest Period complies with clause 6; and

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(c)	once it has been delivered, is irrevocable.

5.4	Cancellation of unused Facility

If any amount of the Facility is not drawn during the Availability Period, that undrawn amount shall be cancelled automatically at the end of the Availability Period.

5.5	Lenders’ participation

(a)	If the conditions set out in this agreement have been met, each Lender shall make its participation in each Loan available by the Drawdown Date.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

6.	Interest

6.1	Calculation of interest

Interest shall accrue daily on the Loans during each Interest Period at the rate of 15% (fifteen per cent.) per annum, subject to a minimum aggregate fee of £300,000 (the “Minimum Amount”) which shall be payable by the Borrower regardless of whether any Loans are drawn down by the Borrower. For the avoidance of doubt, the Minimum Amount shall be paid to the Lenders pro rata in accordance with the participation of each Lender in each Loan (or, in the event that no Loans have been made, pro rata in accordance with the participation of each Lender to the Available Commitment).

6.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the Interest Payment Date for each Interest Period applicable to that Loan in cash to an account specified from time to time by each Lender, pro rata in accordance with the participation of each Lender in each Loan. Any amount paid by way of interest pursuant to this clause 6.2 shall count towards the payment of the Minimum Amount and shall reduce the amount of the Minimum Amount that shall become payable by the Borrower.

6.3	Length of Interest Period

The length of each Interest Period shall be three months. If any Interest Period for a Loan would otherwise end after the Repayment Date, then that Interest Period shall be shortened so as to end on the Repayment Date.

6.4	Commencement date of Interest Period

The initial Interest Period for a Loan shall start on the Drawdown Date of that Loan. Each subsequent Interest Period for that Loan shall start on the last day of the previous Interest Period applicable to it.

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6.5	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall, instead, end on:

(a)	the next Business Day in that calendar month, if there is one; or

(b)	the preceding Business Day, if there is not.

6.6	Consolidation and division of Loans

Where two or more Loans in the same currency have the same Interest Period they will be consolidated into, and treated as, one Loan on the last day of the Interest Period.

7.	Default interest

7.1	Default interest

(a)	If the Borrower does not pay any amount it is obliged to pay under the Finance Documents when it is due, the Borrower shall pay interest on that Unpaid Amount from time to time outstanding for the period beginning on its due date and ending on the date the Lenders receive the Unpaid Amount, both before and after judgment, pro rata in accordance with the participation of each Lender in each Loan (or, in the event that no Loans have been made, pro rata in accordance with the participation of each Lender to the Available Commitment).

(b)	Subject to clause 7.1(c), the rate of interest applicable to the Unpaid Amount shall be the rate per annum which is 2% higher than the rate of interest which would have been applied if the Unpaid Amount had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Amount for successive Interest Periods, each of a duration selected by the Lenders (acting reasonably).

(c)	If any Unpaid Amount consists of all or part of a Loan due on a day during, but not the last day of, an Interest Period relating thereto:

(i)	the first Interest Period for that Unpaid Amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Amount during that first Interest Period shall be 2% per annum above the rate applicable to the Unpaid Amount immediately before it fell due.

7.2	Commencement date of Interest Period for default interest

The first Interest Period in respect of any Unpaid Amount shall begin on the due date for payment of the relevant Unpaid Amount and each succeeding Interest Period shall begin on the last day of the previous Interest Period.

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7.3	Default interest payable on demand

Interest accrued under this clause 7 shall be immediately payable by the Borrower on demand by the Lenders (acting together), but:

(a)	if not previously demanded, shall be paid on the last day of each Interest Period; and

(b)	if the Borrower does not pay that interest when due, it shall be added to the Unpaid Amount and compounded at the end of each Interest Period applicable to that Unpaid Amount but will remain immediately due and payable.

8.	Repayment, prepayment and cancellation

8.1	Repayment of Loans

(a)	The Borrower shall repay the aggregate Loans together with any accrued but unpaid interest in full on the Repayment Date, pro rata in accordance with the participation of each Lender in the Loans.

(b)	Notwithstanding clause 8.1(a) above, the Borrower shall pay any amount of the Minimum Amount that is unpaid on the earliest to occur of the following:

(i)	the end of the Availability Period, provided that no Loans have been drawn down by the Borrower;

(ii)	the cancellation of the whole of the Commitment (but, for the avoidance of doubt, cancellation of part of the Commitment only will not trigger the payment of the Minimum Amount); or

(iii)	the Repayment Date.

8.2	Voluntary prepayment

(a)	The Borrower may prepay the aggregate outstanding amount of all outstanding Loans by notifying all of the Lenders five Business Days in advance.

(b)	On prepayment of the aggregate outstanding amount of all of the Loans in accordance with clause 8.2(a), the Commitment shall immediately be reduced to zero.

(c)	Any prepayment of the aggregate outstanding amount of all of the Loans under this clause 8.2 shall be made together with any accrued but unpaid interest, any amount of the Minimum Amount that remains unpaid and any and all other costs and expenses that are payable under the Finance Documents.

(d)	For the avoidance of doubt, the Minimum Amount is non-refundable and payable, regardless of any early repayment of the Loans pursuant to this clause 8 or any other provision of the Finance Documents.

8.3	Voluntary cancellation

(a)	The Borrower may cancel the Available Facility by giving all of the Lenders not less than five Business Days’ prior notice, provided that no Event of Default or Default would result from the cancellation.

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(b)	When the five Business Day period referred to in clause 8.3(a) expires, the Commitment shall immediately be reduced to zero.

8.4	Tax and increased cost prepayment

(a)	If the Borrower is required to pay a Lender any additional amounts under either clause 11.1 or clause 12.1, or a Lender claims indemnification from the Borrower under clause 11.2, then the Borrower may serve a notice of prepayment on that Lender while the circumstances referred to continue. This does not affect the Borrower’s obligations under clause 11 to clause 14.

(b)	If the Borrower gives a prepayment notice under clause 8.4(a), it shall prepay the outstanding Loans, together with accrued interest on those Loans, any of the Minimum Amount that has not been paid, and all other sums payable under the Finance Documents, to that Lender five Business Days after that notice was given (or such later date as it may have specified in the notice).

(c)	On prepayment by the Borrower in accordance with clause 8.4(b), the Commitment shall be cancelled automatically.

8.5	Illegality

(a)	A Lender may require the Borrower to prepay that Lender’s participation in any outstanding Loans, if:

(i)	any law or regulation is introduced or changed, or there is any change in the way any court or regulatory authority interprets or applies any law or regulation which;

(ii)	complying with any direction, request or requirement (whether or not having the force of law) of any monetary agency, central bank, or governmental or regulatory authority; or

(iii)	any judgment, order or direction of any court, tribunal or authority binding on that Lender,

makes it unlawful for that Lender to make any Loan, or allow any Loan to remain outstanding or fund or maintain the Commitment, or allow the Commitment to remain outstanding.

(b)	To require prepayment under clause 8.5(a), a Lender shall give notice to the Borrower demanding prepayment and giving the date for that prepayment. The date for prepayment shall be:

(i)	the next Interest Payment Date for the Lender’s participation in each relevant Loan or Loans to be prepaid; or

(ii)	if earlier, the date the Lender certifies to be the last date for payment under any law, regulation, direction, request, requirement, judgment or order specified in clause 8.5(a).

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(c)	The Borrower shall prepay the Lender’s participation in any Loans as set out in the notice, together with accrued interest on such participations and any amount of the Minimum Amount that would be or become due to the Lender (by reference to the Lender’s participation in the Commitment) that is unpaid and all other sums payable under the Finance Documents.

(d)	The obligations of a Lender to make Loans shall terminate on them giving notice under clause 8.5(b), and their respective Commitment shall be automatically cancelled on that date.

8.6	Change of Control

(a)	The Borrower shall promptly notify all of the Lenders if:

(i)	there is a Change of Control, or

(ii)	it becomes aware of circumstances that may result in a Change of Control.

(b)	Following a notification by the Borrower under clause 8.6(a), each Lender may, by not less than five Business Days’ notice to the Borrower, cancel its Commitment and declare its participation in all outstanding Loans, together with accrued interest, any of the Minimum Amount that remains unpaid, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon that Lender’s Commitment will be cancelled and its participation in all outstanding Loans and amounts will become immediately due and payable.

8.7	Application of partial prepayments

Any amount to be applied in prepayment of the Facility shall be applied as follows:

(a)	firstly, in repaying unpaid accrued interest on the Loans to the date of prepayment and any amount of the Minimum Amount that is unpaid on the date of prepayment;

(b)	secondly, in repaying the principal amount owing under the Loans; and

(c)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

8.8	Repayment, prepayment and cancellation general provisions

(a)	Any prepayment or cancellation notice that the Borrower gives under this agreement shall be irrevocable. A prepayment notice shall oblige the Borrower to prepay the Loans as set out in that notice.

(b)	The Borrower may not re-borrow any part of the Facility which has either been repaid or prepaid under this agreement and no amount of the Commitment cancelled under this agreement may be reinstated.

(c)	Any prepayment under this agreement shall be made together with accrued but unpaid interest on the amount prepaid, any of the Minimum Amount that remains unpaid and subject to any other costs payable under clause 13.2, without premium or penalty.

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(d)	If the Borrower does not make a prepayment on the date for prepayment specified in this agreement, or gives a prepayment notice but fails to make the prepayment on the date specified in the prepayment notice, the default interest provisions of clause 7 shall apply to the unpaid prepayment amount.

(e)	Any payment by the Borrower under clauses 6, 7 or 8 shall be disbursed to the Lenders pro rata in accordance with the participation of the Lenders in the Loans (or, in the event that no Loans have been made, pro rata in accordance with the proportion of each Lender’s Available Commitment to the Commitment).

(f)	No repayment, prepayment or cancellation is permitted, except in accordance with the express terms of this agreement.

9.	Payments

9.1	Currency of account

(a)	Subject to satisfaction of all the applicable conditions in clause 4, the Lenders shall pay each Loan to the Borrower in Sterling in immediately available cleared funds on the relevant Drawdown Date to, or for the account of, the Borrower as specified in the Drawdown Request.

(b)	Subject to clause 9.1(c), the currency of account shall be Sterling and all payments that the Borrower makes under this agreement shall be made:

(i)	in full, without any deduction (except as allowed by clause 11.1), set-off or counterclaim; and

(ii)	in immediately available cleared funds on the due date to an account which the Lenders may specify to the Borrower for the purpose.

(c)	The Borrower shall pay costs, expenses, Taxes and the like (and any interest payable on those amounts) in the currency in which they are incurred.

9.2	Business Days

Any payment under any Finance Document which is due to be made on a day which is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one), or the immediately preceding Business Day (if there is not). Any interest or other amount accruing on a daily basis shall be calculated accordingly.

9.3	Partial payments

If any Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment in settlement of the obligations of the Borrower in the order determined by all of the Lenders (acting together) in their absolute discretion. The provisions of this clause 9.3 shall override any appropriation made by the Borrower.

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10.	Fees, charges and expenses

10.1	Transaction expenses

The Borrower shall, promptly on demand, pay to each Lender the amount of all costs and expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with:

(a)	the negotiation, preparation, execution and perfection of the Finance Documents and the other documents referred to in them; and

(b)	any amendment, extension, waiver, consent or suspension of rights (or any proposal for any of these) relating to a Finance Document or a document referred to in any of them.

10.2	Enforcement and preservation costs

The Borrower shall, on demand, pay to each Lender the amount of all costs and expenses (including legal, printing and out-of-pocket expenses) incurred by the Lender in connection with enforcing, preserving any rights under, or monitoring the provisions of, any Finance Document.

11.	Taxes

11.1	Tax gross-up

(a)	The Borrower shall make all its payments under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Promptly on becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), the Borrower shall notify all of the Lenders. Similarly, any Lender shall notify the Borrower and the other Lenders if they become aware that a Tax Deduction must be made on a payment payable to them.

(c)	If the Borrower is required to make a Tax Deduction by law from any payment due under any Finance Document, the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The Borrower shall make any Tax Deduction under clause 11.1, and any payment required in connection with that Tax Deduction, within the time allowed and for the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to all of the Lenders evidence reasonably satisfactory to all of the Lenders that either the Tax Deduction has been made or any appropriate payment paid to the relevant taxing authority (as applicable).

11.2	Tax indemnity

(a)	Within three Business Days of demand by a Lender, the Borrower shall pay that Lender an amount equal to the loss, liability or cost that the Lender determines that they have directly or indirectly suffered, or will directly or indirectly suffer, in relation to Tax in respect of amounts payable to it under a Finance Document.

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(b)	Clause 11.2(a) shall not apply to:

(i)	any Tax assessed on a Lender under the law of the jurisdiction in which the Lender is incorporated or resident for tax purposes if that Tax is imposed on, or calculated by reference to, the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	the extent that a loss, liability or cost is compensated for by an increased payment under clause 11.1.

(c)	If a Lender makes (or intends to make) a claim under clause 11.2(a), they shall promptly notify the Borrower of the event which has caused (or will cause) that claim.

11.3	Tax Credit

If the Borrower makes a Tax Payment and the relevant Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment is a part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and used that Tax Credit,

the relevant Lender shall pay an amount to the Borrower that it determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

11.4	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify a Lender against any cost, loss or liability that the relevant Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.5	Value Added Tax

(a)	All amounts payable by the Borrower to the Lenders under a Finance Document that (in whole or in part) constitute consideration for VAT purposes are deemed to be exclusive of VAT. Subject to clause 11.5(b), if VAT is chargeable on any supply made by a Lender to the Borrower under a Finance Document, the Borrower shall pay the relevant Lender (in addition to, and at the same time as, paying the consideration) an amount equal to the amount of the VAT and the Lender shall promptly provide an appropriate VAT invoice to the Borrower.

(b)	Where a Finance Document requires the Borrower to reimburse a Lender for any costs or expenses, the Borrower shall, at the same time, reimburse and indemnify the relevant Lender against all VAT incurred by the Lender in respect of those costs or expenses. The amount payable shall be the amount that the Lender reasonably determines is the amount that neither it, nor any other member of any group of which it is a member for VAT purposes, is entitled to recover from the relevant tax authority in respect of the VAT.

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12.	Increased costs

12.1	Increased costs

Subject to clause 12.3, within three Business Days of a demand by a Lender, the Borrower shall pay the relevant Lender the amount of any increased costs incurred by the Lender or any of its Affiliates as a result of:

(a)	the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation by any governmental or regulatory authority; or

(b)	compliance with any law or regulation made after the date of this agreement.

12.2	Increased cost claims

(a)	If a Lender intends to make a claim under clause 12.1, it shall notify the Borrower of the event that will cause that claim.

(b)	As soon as practicable after a demand by the Borrower, the relevant Lender shall provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

Clause 12.1 does not apply to any cost increase that is:

(a)	due to a Tax Deduction required to be made by the Borrower by law;

(b)	compensated for by clause 11.2 or would have been so compensated if clause 11.2(b) had not applied; or

(c)	due to the wilful breach of any law or regulation by a Lender or its Affiliates.

13.	Indemnities

13.1	Currency indemnity

(a)	If any amount due from the Borrower under any Finance Document (an “Amount”), or any order, judgment or award given or made in relation to an Amount, has to be converted from the currency (the “First Currency”) in which that Amount is payable into another currency (the “Second Currency”) to:

(i)	make or file a claim or proof against the Borrower;

(ii)	obtain or enforce an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Amount from the First Currency to the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Amount.

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(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

13.2	Other indemnities

The Borrower shall indemnify each Lender within three Business Days of demand against any cost, loss or liability incurred by a Lender as a result of:

(a)	the occurrence of any Event of Default or Default;

(b)	any prepayment of the Facility being made other than in accordance with a notice of prepayment given in accordance with the terms of this agreement;

(c)	a Loan not being made by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by a Lender) or the Borrower purporting to revoke a Drawdown Request; or

(d)	a Lender receiving or recovering all or part of a Loan or Unpaid Amount other than on the last day of the Interest Period relating to that Loan or Unpaid Amount.

13.3	General indemnity provisions

(a)	The indemnity under clause 13.2 shall include any interest that a Lender would have received (as determined by the Lender) if the due payment had been received on the last day of the relevant Interest Period, less the amount the Borrower has actually paid in respect of interest up to the date of actual payment.

(b)	Each indemnity in this agreement:

(i)	is a separate and independent obligation from the other obligations in this agreement;

(ii)	gives rise to a separate and independent cause of action;

(iii)	applies whether or not any indulgence is granted by any Lender; and

(iv)	shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this agreement, or any other judgment or order.

14.	Mitigation by Lenders

14.1	Mitigation

If circumstances arise which would (or would on giving of notice), result in:

(a)	any additional amounts becoming payable under either or both of clause 11.1 and clause 11.2; or

(b)	any amount becoming payable under clause 12.1; or

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(c)	any prepayment under clause 8.5,

each Lender shall, in consultation with the Borrower, take such reasonable steps as may be open to it to mitigate or remove the relevant circumstance, including (without limitation) transferring all its rights and obligations under this agreement to another bank or financial institution or lender.

14.2	Limitation of liability

(a)	A Lender does not have to take the steps set out in clause 14.1 if it reasonably believes that taking them might have an adverse effect on its business, operations or financial condition or disadvantage it in any other way.

(b)	Any action of a Lender under clause 14.1 shall:

(i)	not limit the Borrower’s obligations under the Finance Documents; and

(ii)	be without prejudice to the terms of any of clause 11.1 and clause 11.2, clause 12.1 and clause 8.5.

(c)	The Borrower shall promptly indemnify a Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under clause 14.1.

15.	Representations and warranties

The Borrower makes the representations and warranties in clause 15.1 to clause 15.13 (inclusive) to each Lender on the date of this agreement and, in the case of those representations and warranties specified in the relevant clause, at the times specified in clause 15.14.

15.1	Due incorporation

The Borrower:

(a)	is a duly incorporated exempted company limited by shares validly existing under the law of its jurisdiction of incorporation; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

15.2	Powers

(a)	The Borrower has the power to enter into, deliver and perform, and has taken all necessary action to authorise its entry into, delivery and performance of, the Finance Documents and the transactions contemplated by them.

(b)	No limit on its powers will be exceeded as a result of the borrowing contemplated by the Finance Documents.

15.3	Non-contravention

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not contravene or conflict with:

(a)	its constitutional documents;

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(b)	any agreement or instrument binding on it or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or

(c)	any law or regulation or judicial or official order, applicable to it.

15.4	Authorisations

The Borrower has obtained all required or desirable authorisations to enable it to enter into, exercise its rights and comply with its obligations in the Finance Documents and to make them admissible in evidence in its jurisdiction of incorporation. Any such authorisations are in full force and effect.

15.5	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

15.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation, it is not necessary to file, record or enrol any Finance Document with any court or other authority in that jurisdiction or pay any stamp, registration or similar Taxes in relation to any Finance Document or any transaction contemplated by any Finance Document.

15.7	Governing law and enforcement

The choice of English law as the governing law of each Finance Document will be recognised and enforced in its jurisdiction of incorporation and any judgment obtained in England or Wales in relation to a Finance Document will be recognised and enforced in that jurisdiction.

15.8	Deduction of tax

No deduction for, or on account of, Tax is required from any payment that the Borrower may make under any Finance Document.

15.9	No default

(a)	No Event of Default and, on the date of this agreement, no Default, is continuing or might reasonably be expected to result from the making of a Loan.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination thereof, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or to which any of its assets is subject which has or is reasonably likely to have a Material Adverse Effect.

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15.10	No material adverse change

There has been no material adverse change in the business, assets, financial condition, trading position or prospects of the Borrower since the date of this agreement.

15.11	No litigation

No litigation, arbitration or administrative proceedings are taking place, pending or, to the Borrower’s knowledge, threatened against it, any of its directors or any of its assets, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

15.12	No breach of law

The Borrower has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

15.13	Pari passu

The Borrower’s payment obligations under the Finance Documents rank at least pari passu with all existing and future unsecured and unsubordinated obligations (including contingent obligations), except for those mandatorily preferred by law applying to companies generally.

15.14	Repetition

The Borrower repeats the representations and warranties in this clause 15 (except for those in clause 15.9(a) so far as it relates to a Default) on:

(a)	the date of each Drawdown Request;

(b)	each Drawdown Date; and

(c)	the first day of each Interest Period,

by reference to the facts and circumstances existing on each such date.

16.	General covenants

The Borrower covenants with each Lender as set out in clause 16.2 to clause 16.15 and undertakes to comply with those covenants.

16.1	Continuing obligations

The covenants given by the Borrower in this clause 16 shall remain in force from the date of this agreement for so long as any amount remains outstanding under the Finance Documents or any Commitment is in force.

16.2	Negative pledge

(a)	The Borrower shall not (and shall procure that the Company shall not):

(i)	create, or permit to subsist, any Security on or over any of its assets; or

(ii)	sell, transfer or otherwise dispose of any of its assets on terms whereby such asset is or may be leased to or re-acquired or acquired by it; or

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(iii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms; or

(iv)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into any other preferential arrangement having a similar effect.

16.3	Disposals

The Borrower shall not (and it shall procure that the Company shall not) sell, assign, lease, transfer or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, its assets.

16.4	Borrowings

The Borrower shall not (and it shall procure that the Company shall not) incur or permit to subsist, any obligation for Financial Indebtedness.

16.5	Lending and guarantees

(a)	The Borrower may not (and shall procure that the Company shall not) be the creditor in respect of any loan or any form of credit to any person.

(b)	The Borrower may not (and shall procure that the Company shall not) give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which it (or, as the case may be, the Company) assumes any liability of any other person.

16.6	Notification of default

The Borrower shall notify all of the Lenders of any Default or Event of Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence.

16.7	Shares

Other than in connection with the Scheme of Arrangement, the Borrower shall not (and shall procure that the Company shall not) issue any further shares or amend any rights attaching to its issued shares without the prior written consent of all of Lenders (such consent not to be unreasonably withheld or delayed).

16.8	Tax affairs

The Borrower shall (and shall procure that the Company shall):

(a)	file all tax returns required to be filed within the time period allowed; and

(b)	pay all Taxes shown to be due and payable on such returns or any assessments made against it within the time period allowed (other than amounts being contested in good faith in respect of which payment may be lawfully withheld and in respect of which it maintains appropriate reserves).

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16.9	Ranking of obligations

The Borrower shall procure that its obligations and liabilities under the Finance Documents rank, and will rank, at least pari passu in right and priority of payment with all its other unsecured and unsubordinated obligations and liabilities, present or future, actual or contingent, except for those obligations and liabilities mandatorily preferred by law of general application to companies.

16.10	Authorisations

The Borrower shall promptly obtain all consents and authorisations under any law or regulation (and do all that is needed to maintain them in full force and effect) to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability and admissibility in evidence of the Finance Documents in its jurisdiction of incorporation.

16.11	Compliance with law

The Borrower shall comply (and it shall procure that the Company shall) comply, in all respects with all relevant laws to which it may be subject, if failure to do so would materially impair its ability to perform its obligations under the Finance Documents.

16.12	Merger

Other than in connection with the Scheme of Arrangement, the Borrower shall not (and it shall procure that the Company shall not) enter into any amalgamation, demerger, merger or corporate reconstruction.

16.13	Change of business

The Borrower shall not make any substantial change to the general nature or scope of its business as carried on at the date of this agreement.

16.14	Further information

The Borrower shall supply to all of the Lenders:

(a)	details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower, the Company or any of its directors as soon as it becomes aware of them, and which might, if adversely determined, have a Material Adverse Effect; and

(b)	promptly, any further information about the financial condition, business and operations of the Borrower or the Company that a Lender may reasonably request.

16.15	Know your customer

If a Lender is obliged for any reason to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly on the request of the Lender, supply (or procure the supply of) such documentation and other evidence as is reasonably requested in order for the Lender to carry out, and be satisfied that it has complied with, all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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17.	Events of Default

Each of the events or circumstances set out in clause 17.1 to clause 17.11 is an Event of Default.

17.1	Non-payment

The Borrower fails to pay any sum payable by it under any Finance Document when due, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within three Business Days of its due date.

17.2	Non-compliance

The Borrower fails (other than a failure to pay) to comply with any provision of the Finance Documents and (if the Lenders consider, acting reasonably, that the default is capable of remedy) such default is not remedied within 14 days of the earlier of:

(a)	the Lenders notifying the Borrower of the default and the remedy required; and

(b)	the Borrower becoming aware of the default.

17.3	Misrepresentation

Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, the Finance Documents is (or proves to have been) incomplete, untrue, incorrect or misleading in any material respect when made, repeated or deemed made.

17.4	Cessation of business

The Borrower or the Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

17.5	Cross-default

Any:

(a)	Financial Indebtedness of the Borrower or the Company is not paid when due nor within any originally applicable grace period;

(b)	Financial Indebtedness of the Borrower or the Company becomes due, or capable of being declared due and payable, prior to its stated maturity by reason of an event of default (howsoever described);

(c)	commitment for any Financial Indebtedness of the Borrower or the Company is cancelled or suspended by a creditor of the Borrower or the Company by reason of an event of default (howsoever described); or

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(d)	creditor of the Borrower or the Company becomes entitled to declare any Financial Indebtedness due and payable prior to its stated maturity by reason of an event of default (howsoever described).

17.6	Insolvency

(a)	The Borrower or the Company stops or suspends payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due.

(b)	The Borrower or the Company commences negotiations, or enters into any composition, compromise, assignment or arrangement, with one or more of its creditors (excluding the Lenders) with a view to rescheduling any of its indebtedness (because of actual or anticipated financial difficulties).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or the Company.

(d)	Any action, proceedings, procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Company; or

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or the Company; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower, the Company or any of their respective assets.

(e)	The value of the Borrower’s or the Company’s assets is less than its liabilities (taking into account contingent and prospective liabilities).

(f)	Any event occurs in relation to the Borrower or the Company that is analogous to those set out in clause 17.6(a) to clause 17.6(e) (inclusive) in any jurisdiction.

(g)	A winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised shall be excluded from clause 17.6(a) to clause 17.6(f). The ending of any moratorium referred to in clause 17.6(c) shall not remedy any Event of Default caused by that moratorium.

17.7	Creditors’ process

A distress, attachment, execution, expropriation, sequestration or other analogous legal process is levied, enforced or sued out on, or against, the Borrower’s or the Company’s assets and is not discharged or stayed within 30 days.

17.8	Enforcement of security

Any Security on or over the assets of the Borrower or the Company becomes enforceable.

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17.9	Illegality

All or any part of any Finance Document becomes invalid, unlawful, unenforceable, terminated, disputed or ceases to be effective or to have full force and effect.

17.10	Repudiation and rescission

The Borrower repudiates or rescinds or shows an intention to repudiate or rescind the Finance Documents or any of them.

17.11	Material adverse change

Any event occurs (or circumstances exist) which, in the reasonable opinion of the Lenders, has or is reasonably likely to have, a Material Adverse Effect.

17.12	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lenders may by notice to the Borrower:

(a)	cancel the outstanding Commitment whereupon it shall immediately be cancelled; and/or

(b)	declare that all outstanding Loans, accrued interest (including, but not limited to, any of the Minimum Amount that is unpaid) and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all outstanding Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lenders.

18.	Assignment and transfer

18.1	The Borrower may not assign, transfer or otherwise dispose of its rights and obligations under this agreement.

18.2	A Lender may assign any of its rights or transfer by novation any of its rights and obligations under the Finance Documents to any person or entity without the consent of the Borrower on and subject to the terms of a Transfer Certificate or an Assignment Agreement.

18.3	If a Lender (a “Transferring Lender”) is assigning or transferring by novation rights and/or obligations under the Finance Documents each of the Borrower and the Transferring Lender shall be released from further obligations (as are assigned or transferred) towards one another under the Finance Documents and their respective rights against one another under the Finance Documents (in relation to that assignment or transfer) shall be cancelled (being the “Discharged Rights and Obligations”).

18.4	Each of the Borrower and the transferee shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and transferee have assumed and/or acquired the same in place of the Borrower and the Transferring Lender.

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19.	Confidential information

19.1	Confidentiality

Each Lender agrees to keep all Confidential Information confidential and not disclose it to anyone other than in accordance with clause 19.2 and as disclosed in the Scheme Document.

19.2	Disclosure of confidential information

A Lender may disclose:

(a)	to an Affiliate (and any of its or its Affiliate’s officers, directors, employees, professional advisers and auditors), in addition to any publicly available information, such Confidential Information as the Lender shall consider appropriate, if the person to whom the information is given is informed that it:

(i)	is confidential; and

(ii)	may be price-sensitive,

except that the Lender does not need to inform the recipient of (i) and (ii) above, if the recipient is subject to professional obligations to maintain the confidentiality of the information;

(b)	to any actual or potential assignee or transferee of its rights or obligations under this agreement (and any of their professional advisers), in addition to any publicly available information, such Confidential Information as the Lender shall consider appropriate, if the person to whom the information is given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is subject to professional obligations to maintain the confidentiality of the information;

(c)	to any person with (or through) whom it enters into (or may enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, this agreement and/or the Borrower (and any of their professional advisers), in addition to any publicly available information, such Confidential Information as the Lender shall consider appropriate, if the person to whom the information is given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is subject to professional obligations to maintain the confidentiality of the information;

(d)	to any governmental, banking, taxation or regulatory authority or similar body, or any other person to the extent that it is required to do so by any applicable law, regulation, court order or the rules of any relevant stock exchange, such Confidential Information as the Lender shall consider appropriate, if the person to whom the information is given is informed that it:

(i)	is confidential; and

(ii)	may be price-sensitive,

except that the Lender does not need to inform the person of (i) and (ii) above, if it considers it is not practicable to do so in the circumstances;

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(e)	to any person to whom information is required to be disclosed in connection with, and for the purpose of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, such Confidential Information as the Lender shall consider appropriate, if the person to whom the information is given is informed that it:

(i)	is confidential; and

(ii)	may be price-sensitive,

except that the Lender does not need to inform the person of (i) and (ii) above, if it considers it is not practicable to do so in the circumstances.

19.3	Entire agreement

This clause 19 constitutes the entire agreement between the parties in relation to the obligations of each Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement regarding Confidential Information.

19.4	Continuing obligations

The obligations in this clause 19 are continuing and will remain binding on each Lender for a period of six (6) months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with this agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which a Lender ceases to be a Lender.

20.	Set-off

20.1	Lender may set-off

A Lender may at any time set off any liability of the Borrower to that Lender against any liability of the Lender to the Borrower, whether either liability is present or future, liquidated or unliquidated, and whether or not either liability arises under this agreement. If the liabilities to be set off are expressed in different currencies, the Lender may convert either liability at a market rate of exchange for the purpose of set-off. Any exercise by a Lender of its rights under this clause 20.1 shall not limit or affect any other rights or remedies available to it under this agreement or otherwise.

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20.2	No obligation to set-off

The Lenders are not obliged to exercise their rights under clause 20.1, but if the rights are exercised, the Lender shall promptly notify the Borrower of the set-off that has been made.

21.	Calculations and certificates

21.1	Accounts

Each Lender shall maintain accounts evidencing the amounts owed to them by the Borrower, in accordance with their usual practice. Entries in those accounts shall be prima facie evidence of the existence and amount of the Borrower’s obligations as recorded in them.

21.2	Certificates and determinations

If a Lender issues any certificate, determination or notification of an amount payable under this agreement, it shall be (in the absence of manifest error) conclusive evidence of the matter to which it relates.

21.3	Day count convention

Any interest, commission or fee shall accrue on a day-to-day basis, calculated according to the actual number of days elapsed and a year of 365 days.

22.	Amendments, waivers and consents

22.1	Amendments

No amendment of any Finance Document shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

22.2	Waivers and consents

(a)	A waiver of any right or remedy under any Finance Document or by law, or any consent given under any Finance Document, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

(b)	A failure or delay by a party to exercise any right or remedy provided under any Finance Document or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm any Finance Document. No single or partial exercise of any right or remedy provided under any Finance Document or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm any Finance Document by a Lender shall be effective unless it is in writing.

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22.3	Rights and remedies

The rights and remedies provided under each Finance Document are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

23.	Severance

If any provision (or part of a provision) of any Finance Document is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of the relevant Finance Document.

24.	Counterparts

Each Finance Document may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

25.	Third party rights

25.1	Third party rights

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

26.	Notices

26.1	Delivery

Any notice or other communication given to a party under or in connection with any Finance Document shall be:

(a)	in writing;

(b)	delivered by hand by pre-paid first-class post or other next working day delivery service or sent by fax or email; and

(c)	sent to:

(i)	the Borrower at:

Park Place, 55 Par la Ville Road, Third Floor, Hamilton, HM11, Bermuda

Email: bermuda.corporate@walkersglobal.com

Attention: Company Secretary

(ii)	each Lender at the address alongside their name in Schedule 1 or as confirmed in a Transfer Certificate or Assignment Agreement,

or to any other address, email address or fax number as is notified in writing by one party to the others from time to time.

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26.2	Receipt by Borrower

Any notice or other communication that a Lender gives to the Borrower under or in connection with any Finance Document shall be deemed to have been received:

(a)	if delivered by hand, at the time it is left at the relevant address;

(b)	if posted by pre-paid first-class post or other next working day delivery service, on the second Business Day after posting; and

(c)	if sent by fax or email, when received in legible form.

A notice or other communication given as described in clause 26.2(a) or clause 26.1(c) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed to have been received on the next Business Day, and any notice that is sent by a Lender to the Borrower will be copied by the sender to the other Lender(s).

26.3	Receipt by the Lenders

Any notice or other communication given to or required to be delivered to:

(a)	all of the Lenders shall be deemed to have been received only on actual receipt by all of the Lenders; and

(b)	to any Lender shall be deemed to have been received only on actual receipt by the Lender to whom it is to be delivered.

Any notice or other communication given or required to be delivered to a Lender shall also be copied by the sender to the other Lender(s).

27.	Governing law and jurisdiction

27.1	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

27.2	Jurisdiction

Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of a Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 The Original Lenders

Name	Address	Commitment

Dermot F Smurfit	6 Scarsdale Villas, London W8 6PR	GBP 1,800,000

Dermot S Smurfit	31597 Table Rock Drive, Laguna Beach, CA 92651, United States	GBP 200,000

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Schedule 2 Conditions precedent

1.	Conditions precedent

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of the resolutions duly passed by the Borrower’s board of directors:

(a)	approving the entry into, terms of and transactions contemplated by the Finance Documents and resolving that it execute, deliver and perform the Finance Documents;

(b)	authorising a specified person or persons to execute the Finance Documents on its behalf, to give all notices (including any Drawdown Request) and take all other action in connection with the Finance Documents; and

(c)	confirming that entry into the relevant Finance Document is in the commercial interests of the Borrower (stating the reasons for such conclusion).

1.3	A sample of the signature of each person authorised by the resolutions referred to in paragraph 1.2 of this Schedule 2.

1.4	A certificate, signed by a director of the Borrower, confirming that borrowing in respect of the Commitment would not mean any borrowing limit binding on the Borrower would be exceeded.

1.5	A certificate of a director of the Borrower, certifying that each copy document relating to it that it has provided under paragraphs 1.1 and 1.2 of Schedule 2 is correct, complete and in full force and effect at a date no earlier than the date of this agreement.

2.	Finance Documents

2.1	This agreement, duly executed by the Borrower.

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Schedule 3 Form of Drawdown Request

To: The Lenders

Attention: [NAME]

Date: [DATE]

[NAME OF BORROWER]

£[AMOUNT] Facility Agreement dated [DATE] between [PARTIES] (Facility Agreement)

We refer to the Facility Agreement. This is a Drawdown Request. Words and expressions defined in the Facility Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

We give you notice that we wish to draw down the following Loan on [DATE]:

Amount: £[AMOUNT]

Drawdown Date: [DATE]

Interest Period: 3 months

The Loan is to be made available by credit to [ACCOUNT DETAILS].

We confirm that, on today’s date and the proposed Drawdown Date:

1. The representations and warranties are true and correct [in all material respects], and will be true and correct [in all material respects] immediately after the proposed Loan.

2. No Event of Default or Default is continuing or would result from the proposed Loan.

This Drawdown Request is irrevocable.

.................................

For and on behalf of

[NAME OF BORROWER]

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Schedule 4 Scheme of Arrangement

[Attached]

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Execution Page

Borrower

Executed and delivered as a deed for and on behalf of GAN LIMITED

/s/ Dermot S. Smurfit
Duly authorised signatory

Original Lenders

Signed by	)
DERMOT F SMURFIT	)	/s/ Dermot F. Smurfit

Signed by	)
DERMOT S SMURFIT	)	/s/ Dermot S. Smurfit

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